Exhibit 99.1

[XL Capital Logo Omitted]

                                                     XL Capital Ltd
                                                     XL House
                                                     One Bermudiana Road
                                                     P. O. Box HM 2245
                                                     Hamilton HM JX
                                                     Bermuda

                                                     Phone:   (441) 292-8515
                                                     Fax:     (441) 292-5280
Press Release


IMMEDIATE

Contact:          Scott C. Hoy                       Roger R. Scotton
                  Investor Relations                 Media Relations
                  (441) 294-7201                     (441) 294-7165



            XL CAPITAL ANNOUNCES ESTIMATE OF LOSSES FROM INDIAN OCEAN TSUNAMI AND REVISES ESTIMATE OF LOSSES FROM 2004 HURRICANES

Hamilton, Bermuda (January 20, 2005): -- XL Capital Ltd (NYSE: XL) ("XL" or the "Company") announced today that, based on initial loss reports and preliminary estimates, it expects pre-tax net losses arising from the tsunami that struck South Asia on December 26, 2004 of approximately $75 million. Approximately two-thirds of these estimated losses are expected to be attributable to XL's insurance segment, with the balance attributable to its reinsurance segment. The majority of expected losses relate to property exposure with marine, motor and personal accident exposures also affected.

Separately, the Company has revised its estimate of expected net losses arising from hurricane activity during the third quarter of 2004. Previously, the Company reported estimated pre-tax net losses, net of reinstatement premiums, of $446 million related to hurricanes Charley, Frances, Ivan and Jeanne. Due primarily to the difficulty in assessing initial expected claims for Frances in advance of Jeanne, which followed a similar landfall path to Frances, the Company has increased its estimate of expected pre-tax net losses, net of reinstatement premiums, to approximately $520 million.

The Company expects that the impact of the Indian Ocean tsunami and the increase in estimated net losses from the 2004 hurricanes will result in an after-tax charge of approximately $139 million, which will adversely affect its fourth quarter and full year 2004 results but will not materially affect its overall financial condition.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies, and other enterprises on a worldwide basis. As of September 30, 2004, XL Capital Ltd had consolidated assets of approximately $46.8 billion and consolidated shareholders' equity of approximately $7.4 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release contains forward-looking statements about the effects of the Indian Ocean tsunami and third quarter 2004 hurricanes on the Company's results of operations and financial condition. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL's beliefs or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements include the preliminary nature of reports and estimates of loss relating to the Indian Ocean tsunami, the limited ability of claims personnel to make inspections relating to the Indian Ocean tsunami and the other important factors set forth in XL's most recent annual report on Form 10-K, quarterly report on Form 10-Q and XL's other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.


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